                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
    RULES 13d-1(b) AND (c) AND AMENDMENT THERETO FILED PURSUANT TO 13d-2(b)



                             FALMOUTH BANCORP, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         COMMON STOCK, $0.01 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   306754102
--------------------------------------------------------------------------------
                                 (CUSIP Number)

CUSIP NO. 306754102                    13G                     PAGE 2 of 4 PAGES

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  1   NAME OF REPORTING PERSON: Cape Cod Five Cents Savings Bank
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS: 04-11490707


--------------------------------------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

      (a)  / /       (b)  / /
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  3   SEC USE ONLY:
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  4   CITIZENSHIP OR PLACE OF ORGANIZATION:

      Massachusetts
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                     5     SOLE VOTING POWER:

                           131,800

                     ------------------------------------------------------------------------------------------
      NUMBER OF      6     SHARED VOTING POWER:
       SHARES
    BENEFICIALLY           N/A
      OWNED BY       ------------------------------------------------------------------------------------------
        EACH         7     SOLE DISPOSITIVE POWER:
      REPORTING
       PERSON              131,800
        WITH
                     ------------------------------------------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER:

                           N/A
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  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

      131,800
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 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:                    / /
--------------------------------------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

      9.1%
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 12   TYPE OF REPORTING PERSON:

      BK
--------------------------------------------------------------------------------------------------------------

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

                      *SEE INSTRUCTION BEFORE FILLING OUT!

SCHEDULE 13G                                                   Page 3 of 4 PAGES

Item 1:     (a)    Name of Issuer: Falmouth Bancorp, Inc.

            (b)    Address of Issuer's Principal Executive Offices:

                   20 Davis Straits
                   Falmouth, Massachusetts 02540

Item 2:     (a)    Name of Person Filing:

                   Cape Cod Five Cents Savings Bank

            (b)    Address of Principal Business Office or, if none, Residence:

                   P.O. Box 10
                   19 West Road
                   Orleans, Massachusetts 02653

            (c)    Citizenship: Massachusetts

            (d)    Title of Class of Securities: Common Stock, $0.01 par value

            (e)    CUSIP Number: 306754102

Item 3:            IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR
                   13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                   (b) [x]    Bank as defined in Section 3(a)(6) of the Act

Item 4:            Ownership.

                   (All information is as at December 31, 1997)

            (a)    Amount Beneficially Owned:                      COMMON STOCK
                                                                   ------------
                                                                  131,800 shares


            (b)    Percent of Class:                               PERCENTAGE
                                                                   ----------
                                                                      9.1%


            (c)    Number of shares as to which such person has:

                   (i)   SOLE POWER TO VOTE OR DIRECT THE VOTE:    COMMON STOCK
                                                                   ------------
                                                                     131,800
                   (ii)  SHARED POWER TO VOTE OR DIRECT THE VOTE:      N/A

                   (iii) SOLE POWER TO DISPOSE OR DIRECT THE
                         DISPOSITION:                              COMMON STOCK
                                                                   ------------
                                                                     131,800
                   (iv)  SHARED POWER TO DISPOSE OR DIRECT THE
                         DISPOSITION:                                   N/A

Item 5:            Ownership of Five Percent or Less of a Class: N/A

Item 6:            Ownership of More Than Five Percent on Behalf of Another
                   Person: N/A



SCHEDULE 13G                                                   Page 4 of 4 Pages


Item 7:            Identification and Classification of the Subsidiary Which Acquired
                   the Security Being Reported on By the Parent Holding Company:
                   N/A

Item 8:            Identification and Classification of Members of the Group:  N/A


Item 9:            Notice of Dissolution of Group: N/A


Item 10:           Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: January 28, 1998



By: /s/ Elliot G. Carr
    -------------------------
    Elliot G. Carr, President